SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1*)


                                  Motive, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    61980V107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]      Rule 13d-1(b)

            [ ]      Rule 13d-1(c)

            [X]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                                  Page 1 of 29
                       Exhibit Index Contained on Page 27

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 2 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel V L.P.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       --0--
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                         0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                                                 PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 3 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel V Associates L.L.C.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       --0--
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                         0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                                                OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 4 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet/Strategic Technology Fund L.P.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       --0--
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 5 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet/Strategic Technology Fund Associates L.L.C.
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       --0--
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                                               OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 6 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Keiretsu V L.P.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0 shares.
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                         0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 7 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Keiretsu V Associates L.L.C.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       --0--
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                         0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                                               OO
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 8 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Investors '97 L.P.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       --0--
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 9 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel VII L.P. ("A7")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          439,332 shares, except that Accel VII Associates L.L.C. ("A7A"), the
           BENEFICIALLY                       general partner of A7, may be deemed to have sole power to vote these
      OWNED BY EACH REPORTING                 shares, and James W. Breyer ("Breyer"), Arthur C. Patterson
              PERSON                          ("Patterson"), Theresia Gouw Ranzetta ("Ranzetta"), James R. Swartz
               WITH                           ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of
                                              A7A, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              439,332 shares, except that A7A, the general partner of A7, may be deemed to have sole power to dispose of these shares, and Breyer,
                                              Patterson, Ranzetta, Swartz and Wagner, the managing members of A7A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       439,332
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        1.6%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 10 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel VII Associates L.L.C. ("A7A")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          439,332 shares, all of which are directly owned by A7.  A7A, the
           BENEFICIALLY                       general partner of A7, may be deemed to have sole power to vote these
      OWNED BY EACH REPORTING                 shares, and Breyer, Patterson, Ranzetta, Swartz and Wagner, the
              PERSON                          managing members of A7A, may be deemed to have shared power to vote
               WITH                           these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              439,332 shares, all of which are directly owned by A7.  A7A, the general partner of A7, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Ranzetta, Swartz and Wagner, the
                                              managing members of A7A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       439,332
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        1.6%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                                               OO
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 11 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet Fund III L.P. ("AIF3")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          109,833 shares, except that Accel Internet Fund III Associates L.L.C.
           BENEFICIALLY                       ("AIF3A"), the general partner of AIF3, may be deemed to have sole
      OWNED BY EACH REPORTING                 power to vote these shares, and Breyer, Patterson, Ranzetta, Swartz
              PERSON                          and Wagner, the managing members of AIF3A, may be deemed to have
               WITH                           shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              109,833 shares, except that AIF3A, the general partner of AIF3, may be deemed to have sole power to dispose of these shares, and Breyer,
                                              Patterson, Ranzetta, Swartz and Wagner, the managing members of AIF3A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       109,833
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.4%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 12 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet Fund III Associates L.L.C. ("AIF3A")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          109,833 shares, all of which are directly owned by AIF3.  AIF3A, the
           BENEFICIALLY                       general partner of AIF3, may be deemed to have sole power to vote
      OWNED BY EACH REPORTING                 these shares, and Breyer, Patterson, Ranzetta, Swartz and Wagner, the
              PERSON                          managing members of AIF3A, may be deemed to have shared power to vote
               WITH                           these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              109,833 shares, all of which are directly owned by AIF3.  AIF3A, the general partner of AIF3, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Ranzetta, Swartz and Wagner, the managing members of AIF3A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       109,833
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.4%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                                               OO
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 13 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Investors '99 L.P. ("AI99")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        54,314 shares, except that Breyer, Patterson, Ranzetta, Swartz and
              SHARES                          Wagner, the general partners of AI99, may be deemed to have shared
           BENEFICIALLY                       power to vote these shares.
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              54,314 shares, except that Breyer, Patterson, Ranzetta, Swartz and
                                              Wagner, the general partners of AI99, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       54,314
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 14 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Homestake Partners L.P.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON                 6        SHARED VOTING POWER
               WITH                           0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       --0--
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 15 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ACP Family Partnership L.P.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                California
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON                 6        SHARED VOTING POWER
               WITH                           0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       --0--
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 16 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Ellmore C. Patterson Partners ("ECPP")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          17,990 shares, except that Patterson, the general partner of ECPP and
           BENEFICIALLY                       may be deemed to have sole power to vote these shares.
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON                 6        SHARED VOTING POWER
               WITH                           0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              17,990 shares, except that Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       17,990
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 17 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      James W. Breyer ("Breyer")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON                 6        SHARED VOTING POWER
               WITH                           603,479 shares, 439,332 of which are shares directly owned by A7,
                                              109,833 are shares directly owned by AIF3, and 54,314 are shares directly owned by AI99.  Breyer is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              603,479 shares, 439,332 of which are shares directly owned by A7,
                                              109,833 are shares directly owned by AIF3, and 54,314 are shares directly owned by AI99.  Breyer is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       603,479
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        2.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 18 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Luke B. Evnin
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON                 6        SHARED VOTING POWER
               WITH                           0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       --0--
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 19 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Eugene D. Hill, III
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,539 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON                 6        SHARED VOTING POWER
               WITH                           0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,539 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,539
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                                IN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 20 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Arthur C. Patterson ("Patterson")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          22,984 shares, of which 17,990 are shares directly owned by ECPP.
            BENEFICIALLY                      Patterson is the general partner of ECPP and may be deemed to have
      OWNED BY EACH REPORTING                 sole power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  6        SHARED VOTING POWER
                                              603,479 shares, of which 439,332 are shares directly owned by A7,
                                              109,833 are shares directly owned by AIF3, and 54,314 are shares directly owned by AI99.  Patterson is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              22,984 shares, of which 17,990 are shares directly owned by ECPP.
                                              Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              603,479 shares, of which 439,332 are shares directly owned by A7,
                                              109,833 are shares directly owned by AIF3, and 54,314 are shares directly owned by AI99.  Patterson is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       626,463
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        2.4%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                                IN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 21 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Theresia Gouw Ranzetta ("Ranzetta")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON                 6        SHARED VOTING POWER
               WITH                           603,479 shares, of which 439,332 are shares directly owned by A7,
                                              109,833 are shares directly owned by AIF3 and 54,314 are shares directly owned by AI99.  Ranzetta is a managing member of A7A, the general partner of A7 and a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              603,479 shares, of which 439,332 are shares directly owned by A7,
                                              109,833 are shares directly owned by AIF3 and 54,314 are shares directly owned by AI99.  Ranzetta is a managing member of A7A, the general partner of A7 and a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       603,479
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        2.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 22 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      James R. Swartz ("Swartz")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
    BENEFICIALLY OWNED BY EACH       -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          603,479 shares, of which 439,332 are shares directly owned by A7,
               WITH                           109,833 are shares directly owned by AIF3, and 54,314 are shares directly owned by AI99.  Swartz is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              603,479 shares, of which 439,332 are shares directly owned by A7,
                                              109,833 are shares directly owned by AIF3, and 54,314 are shares directly owned by AI99.  Swartz is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       603,479
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        2.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 23 of 29 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      J. Peter Wagner ("Wagner")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          692 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON                 6        SHARED VOTING POWER
               WITH                           603,479 shares, 439,332 of which are shares directly owned by A7,
                                              109,833 are shares directly owned by AIF3, and 54,314 are shares directly owned by AI99.  Wagner is a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              692 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              603,479 shares, 439,332 of which are shares directly owned by A7,
                                              109,833 are shares directly owned by AIF3, and 54,314 are shares directly owned by AI99.  Wagner is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       604,171
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        2.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------

          This Amendment No. 1 amends the statement on Schedule 13G filed by Accel V L.P., Accel V Associates L.L.C., Accel Keiretsu V L.P., Accel Keiretsu V Associates, L.L.C., Accel Investors '97 L.P., Accel Internet/Strategic Technology Fund L.P., Accel Internet/Strategic Technology Fund Associates L.L.C., Accel VII L.P., Accel VII Associates L.L.C., Accel Internet Fund III L.P., Accel Internet Fund III Associates, L.L.C., Accel Investors '99 L.P., ACP Family Partnership L.P., Homestake Partners L.P., James W. Breyer, Luke B. Evnin, Eugene D. Hill, III, Arthur C. Patterson, Theresia Gouw Ranzetta, James R. Swartz and J. Peter Wagner. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 1.

ITEM 2(a).        NAME OF PERSONS FILING:

          This Statement is filed by Accel V L.P. ("A5"), Accel V Associates L.L.C. ("A5A"), Accel Keiretsu V L.P. ("AK5"), Accel Keiretsu V Associates, L.L.C. ("AK5A"), Accel Investors '97 L.P. ("AI97"), Accel Internet/Strategic Technology Fund L.P. ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA"), Accel VII L.P. ("A7"), Accel VII Associates L.L.C. ("A7A"), Accel Internet Fund III L.P. ("AIF3"), Accel Internet Fund III Associates, L.L.C. ("AIF3A"), Accel Investors '99 L.P.("AI99"), ACP Family Partnership L.P. ("ACPFP"), Homestake Partners L.P. ("HP"), Ellmore C. Patterson Partners ("ECPP"), James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur C. Patterson ("Patterson"), Theresia Gouw Ranzetta ("Ranzetta"), James R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

          A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AK5A, the general partner of AK5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. A7A, the general partner of A7, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A7. AIF3A, the general partner of AIF3, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AIF3. ACPFP, HP, Breyer, Evnin, Hill, Patterson, Swartz and Wagner are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. Breyer, Patterson and Swartz are managing members of AK5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK5. ACPFP, HP, Breyer, Evnin, Hill, Patterson, Swartz and Wagner are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. Breyer, Patterson, Ranzetta, Swartz and Wagner are managing members of A7A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A7. Breyer, Patterson, Ranzetta, Swartz and Wagner are managing members of AIF3A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AIF3. Breyer, Patterson, Swartz and Wagner are general partners of AI97 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI97. Breyer, Patterson, Ranzetta, Swartz and Wagner are general partners of AI99 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI99. Patterson is the general partner of ECPP and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by ECPP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  Accel Partners
                  428 University Avenue
                  Palo Alto, CA  94301

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  A5, AK5, AI97, AISTF, A7, AIF3, AI99, HP and ECPP are Delaware limited partnerships, ACPFP is a California limited partnership, A5A, AK5A, AISTFA, A7A and AIF3A are Delaware limited liability companies and Breyer, Evnin, Hill, Patterson, Ranzetta, Swartz and Wagner are United States citizens.

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2005:

                    (a) Amount beneficially owned:

                        See Row 9 of cover page for each Reporting Person.

                    (b) Percent of Class:

                        See Row 11 of cover page for each Reporting Person.

                    (c) Number of shares as to which such person has:

                            (i)   Sole power to vote or to direct the vote:

                                  See Row 5 of cover page for each Reporting Person.

                            (ii)  Shared power to vote or to direct the vote:

                                  See Row 6 of cover page for each Reporting Person.

                            (iii) Sole  power  to  dispose  or  to  direct  the
                                  disposition of:

                                  See Row 7 of cover page for each Reporting Person.

                            (iv) Shared power to dispose or to direct the disposition of:

                                  See Row 8 of cover page for each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: Yes

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 8, 2006


Entities:
Accel V L.P.

Accel V Associates L.L.C.

Accel Internet/Strategic
   Technology Fund L.P.                    By: /s/ Tracy L. Sedlock
                                              ----------------------------------
                                              Tracy L. Sedlock, Attorney-in-fact
Accel Internet/Strategic Technology           for above-listed entities
   Fund Associates L.L.C.

Accel Keiretsu V L.P.

Accel Keiretsu V Associates L.L.C.

Accel Investors '97 L.P.

ACP Family Partnership L.P.

Ellmore C. Patterson Partners

Homestake Partners L.P.

Accel VII L.P.

Accel VII Associates L.L.C.

Accel Internet Fund III L.P.

Accel Internet Fund III Associates L.L.C.

Accel Investors '99 L.P.



Individuals:

James W. Breyer

Luke B. Evnin

Eugene D. Hill, III
                                           By: /s/ Tracy L. Sedlock
                                              ----------------------------------
Arthur C. Patterson                           Tracy L. Sedlock, Attorney-in-fact
                                              for above-listed individuals
Theresia G. Ranzetta

James R. Swartz

J. Peter Wagner

                                  EXHIBIT INDEX
                                  -------------


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   28

Exhibit B:  Reference to Tracy L. Sedlock as Attorney-in-Fact           29

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Motive, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Entities:
Accel V L.P.

Accel V Associates L.L.C.
                                           By:  /s/ Tracy L. Sedlock
Accel Internet/Strategic                      ----------------------------------
   Technology Fund L.P.                       Tracy L. Sedlock, Attorney-in-fact
                                              for above-listed entities
Accel Internet/Strategic
   Technology Fund Associates L.L.C.

Accel Keiretsu V L.P.

Accel Keiretsu V Associates L.L.C.

Accel Investors '97 L.P.

ACP Family Partnership L.P.

Ellmore C. Patterson Partners

Homestake Partners L.P.

Accel VII L.P.

Accel VII Associates L.L.C.

Accel Internet Fund III L.P.

Accel Internet Fund III Associates L.L.C.

Accel Investors '99 L.P.
Individuals:

James W. Breyer



Luke B. Evnin

Eugene D. Hill, III
                                           By:   /s/ Tracy L. Sedlock
                                              ----------------------------------
Arthur C. Patterson                           Tracy L. Sedlock, Attorney-in-fact
                                              for above-listed individuals
Theresia G. Ranzetta

James R. Swartz

J. Peter Wagner

                                    EXHIBIT B
                                    ---------

                REFERENCE TO TRACY L. SEDLOCK AS ATTORNEY-IN-FACT


     Tracy L. Sedlock has signed the enclosed documents as Attorney-In-Fact. Note that a copy of the applicable Power of Attorney is already on file with the appropriate agencies.